Exhibit (e)(5)

                   ADDENDUM NO. 4 TO THE DISTRIBUTION AGREEMENT

     This Addendum, dated as of the 26 day of February 1999, is entered into between Firstar Funds, Inc. (the "Company"), a Wisconsin corporation, and B.C. Ziegler and Company, a Wisconsin corporation ("BCZ").

     WHEREAS, the Company and BCZ have entered into a Distribution Agreement dated as of January 1, 1995 and amended as of August 1, 1995, August 15, 1997, and December 1, 1997, (the "Distribution Agreement"), pursuant to which the Company appointed BCZ to provide distribution services to the Company for its Money Market Fund, U.S. Treasury Money Market Fund, U.S. Government Money Market Fund, Tax-Exempt Money Market Fund, Short-Term Bond Market Fund, Intermediate Bond Market Fund, Tax-Exempt Intermediate Bond Fund, Bond IMMDEX_ Fund, Balanced Income Fund, Balanced Growth Fund, Growth and Income Fund, Equity Index Fund, Growth Fund, Special Growth Fund, Emerging Growth Fund, MicroCap Fund, and International Equity Fund and any other Firstar Funds that may be contemplated (the "Funds");

     WHEREAS, the Company is establishing a contingent deferred sales load series (the "Series B Shares") for the Funds other than the money market funds (the "CDSL Funds") and desires to retain BCZ to act as the distributor for the Series B Shares under the Distribution Agreement; and

     WHEREAS, BCZ is willing to serve as distributor for the Series B Shares;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Company hereby appoints BCZ to act as distributor to the Company for the Series B Shares for the period and the terms set forth herein and in the Distribution Agreement. BCZ hereby accepts such appointment and agrees to render the services set forth herein and in the Distribution Agreement.

     2. AMENDMENT OF SECTION 1.1(B). The following language shall be inserted in sub-section 1.1(b) after the first sentence:

     Shares sold with a contingent deferred sales charge ("CDSC;" "CDSC Shares") shall be subject to a CDSC in connection with the redemption of such CDSC Shares as provided for in the then current prospectuses and such CDSC shall be payable in accordance with the then current prospectuses.

     3. MISCELLANEOUS. Except to the extent amended and supplemented hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                   FIRSTAR FUNDS, INC.


                                   By:    Joseph C. Neuberger
                                       --------------------------
                                   Title: Assistant Treasurer
                                         ------------------------

                                   B.C. ZIEGLER AND COMPANY

                                   By:    Robert J. Tuszynski
                                       --------------------------
                                   Title: Senior Vice President
                                         ------------------------